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                                                                     EXHIBIT 3.1




                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         ANDREA ELECTRONICS CORPORATION

                Under Section 805 of the Business Corporation Law

           WE, THE UNDERSIGNED, Christopher P. Sauvigne and Richard A. Maue, being the President and the Secretary, respectfully, of Andrea Electronics Corporation, do hereby certify and set forth:

      1. The name of the corporation is Andrea Electronics Corporation (hereinafter, the "Corporation".

      2. The Certificate of Incorporation of the Corporation was filed with the Department of State on March 15, 1934, under the name "F.A.D. Andrea, Inc."

      3. Article Third of the Certificate of Incorporation of the Corporation is hereby amended for the purpose of changing the number of authorized shares of the Corporation's common stock from 70,000,000 shares, at a par value of $.50 per share, to 200,000,000 shares, at a par value of $.01 per share. To accomplish the foregoing, the 21,127,918 issued shares, at a par value of $.50 per share, will change into 21,127,918 issued shares, at a par value of $.01 per share, at a rate of one share per share. The remaining 48,872,082 unissued shares, at a par value of $.50 per share, will change into 178,872,082 unissued shares, at a par value of $.01 per share, at a rate of 3.66 shares per share. The text of the first paragraph of Article Third is hereby amended to read as set forth below in full:

            "THIRD: The aggregate number of shares which the Corporation shall have the authority to issue is 205 million (205,000,000) of capital stock. Two hundred million (200,000,000) shares shall be designated as common stock, each having a par value of one cent ($.01) per share. Five million (5,000,000) shares shall be designated as preferred stock, each having a par value of one cent ($.01) per share."

      4. This Amendment to Article Third of the Certificate of Incorporation of the Corporation was authorized, pursuant to Section 803(a) of the Business Corporation Law of the State of New York, by a resolution of the Board of Directors of the Corporation duly adopted on December 19, 2002 and by a resolution of the shareholders of the Corporation duly adopted on January 31, 2003.




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       IN WITNESS WHEREOF, the undersigned have executed and signed this
Certificate on the 5th day of February, 2003, and hereby affirm the statements contained herein as true under the penalties perjury.

                                    ANDREA ELECTRONICS CORPORATION



                                    /s/ Christopher P. Sauvigne
                                    --------------------------------
                                    Christopher P. Sauvigne
                                    President




                                    /s/ Richard A. Maue
                                    --------------------------------
                                    Richard A. Maue
                                    Secretary